                                                                     EXHIBIT 8.1


                                 July 25, 1996

Board of Directors
UIH Australia/Pacific, Inc.
4643 South Ulster Street, Suite 1300
Denver, CO  80237


     Re:  UIH Australia/Pacific, Inc.
          Registration Statement on Form S-4, as amended
          (File No. 333-05017)


Gentlemen:

     This opinion is given in connection with the proposed offering of 14% Senior Discount Notes due 2006, Series B, of UIH Australia/Pacific, Inc. (the "Company"), as described in the prospectus to be filed with the Securities and Exchange Commission on July 26, 1996, as part of Amendment No. 1 to the Company's Registration Statement on Form S-4 (the "Prospectus"). Capitalized terms in this letter have the same meaning as those in the Prospectus.

     Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations and public administrative and judicial interpretation of the Code and Treasury Regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion also is based on the facts set forth in the Prospectus and the Note Documents (which we assume set forth the complete agreement among the parties with respect to the Senior Notes) and on certain representations from you with respect to certain factual matters (which we have not independently verified). The "Note Documents" are the documents listed in the representation letters from you. We assume that all Note Documents have been or will be properly executed and will be valid and binding when executed.

     We have prepared the tax discussion included under the caption "Certain U.S. Income Tax Considerations" in the Prospectus. It is our opinion that the discussion under that caption describes the material federal income tax consequences expected to result to the initial Noteholders (subject to the conditions and limitations described therein) who acquire the New Notes pursuant to the offering. The discussion includes only the material federal income tax consequences expected to apply to United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold the

UIH Australia/Pacific, Inc.
July 25, 1996
Page 2



New Notes and Warrants issued as a capital asset and not for sale to customers in the ordinary course of a trade or business.

     The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on, particular Noteholders, and it does not address state, local or foreign tax consequences. The discussion does not cover the tax consequences that might be applicable to Noteholders subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Notes as part of a "straddle" or as a "hedge" against currency risk, in connection with a conversion transaction or that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign entities and individuals). The discussion does not address the federal income tax consequences that may result from a modification of the New Notes.

     Our opinion may change if the applicable law changes, if any of the facts with respect to the New Notes as included in the Prospectus and Note Documents and in the representations made by you are inaccurate, incomplete or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Note Documents or representations.

     Our opinion represents only our legal judgment based on the current law and the facts as described above. Our opinion has no binding effect on the IRS or the courts. The IRS may take a position contrary to our opinion, and, if the matter is litigated, a court may reach a decision contrary to the opinion.

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                       Very truly yours,

                                       HOLME ROBERTS & OWEN LLC



                                       By: /s/ Robert J. Welter
                                           --------------------
                                           Robert J. Welter, Member